Exhibit 99.4

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Dollars in millions)
     Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes in Item 8.
Management Overview
     Dana Holding Corporation is a world leader in the supply of axles; driveshafts; and structural, sealing and thermal-management products; as well as genuine service parts. Our customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Headquartered in Maumee, Ohio, the company was incorporated in Delaware in 2007. As of December 31, we employed approximately 29,000 people with 113 major facilities in 26 countries.
     We are committed to continuing to diversify our product offerings, customer base, and geographic footprint, minimizing our exposure to individual market and segment declines. In 2008, North American operations accounted for 48% of our revenue, while the rest of the world accounted for 52%. Similarly, non-light vehicle products accounted for 42% of our global revenues.
     Our Internet address is www.dana.com. The inclusion of our website address in this report is an inactive textual reference only, and is not intended to include or incorporate by reference the information on our website into this report.
Business Strategy
     Dana currently has six operating segments that supply driveshafts, axles, transmissions, structures and engine components to customers in the automotive, commercial vehicle and off-highway markets. We continue to evaluate the strategy for each of these operating segments. These evaluations include a close analysis of both strategic options and growth opportunities. While the strategy is still evolving, we currently anticipate a focus primarily on axles and driveshafts (driveline products) in these markets. Material advancements are playing a key role in this endeavor, with an emphasis on research and development of efficient technologies such as lightweight, high-strength aluminum applications, currently in demand.
     In 2008, we faced challenges related to declining production levels and increased steel prices. To address these challenges, we have a comprehensive strategy in place that includes developing and implementing common metrics and operational standards that is being rolled out to all Dana operations globally. Through our Operational Excellence program, we are evaluating all operations, seeking opportunities to reduce costs while improving quality and productivity. Driving our cost structure down and improving our manufacturing efficiency will be critical to our success in 2009 as lower production levels will continue to be a major challenge affecting our business. During 2008, we also worked closely with our major customers to implement pricing arrangements that provide adjustment mechanisms based on steel price movements, thereby positioning us to better mitigate the effects of increased steel prices in the future.
     While our North American automotive driveline operations continue to improve, becoming more competitive through consolidation or internal restructuring, we see significant growth opportunities in our non-automotive driveline businesses, particularly outside North America. In the third quarter of 2008, we indicated that we were evaluating a number of strategic options for our non-driveline automotive businesses. We are continuing to evaluate strategic options in the Structures segment.
Business Units
     We manage our operations globally through six operating segments. Our products in the automotive market primarily support light vehicle original equipment manufacturers with products for light trucks, sport utility vehicles, crossover utility vehicles, vans and passenger cars. The operating segments in the automotive markets are: Light Vehicle Driveline (LVD), Structures, Sealing and Thermal. While being primarily focused on the light vehicle automotive market, certain segments also support the commercial vehicle and off-highway markets.

     Two operating segments support the OEMs of medium-duty (Classes 5-7) and heavy-duty (Class 8) commercial vehicles (primarily trucks and buses) and off-highway vehicles (primarily wheeled vehicles used in construction and agricultural applications): Commercial Vehicle and Off-Highway.
Trends in Our Markets
Light Vehicle Markets
Rest of the World — Outside of North America, light vehicle production was relatively strong through the first half of 2008. However, during the third quarter of 2008, softening market conditions began to surface in Europe. Whereas the mid-year forecast for western European production levels was comparable to 2007 levels, with the significant weakening in demand during the second half of the year, full year 2008 production was down about 9%. Production levels in South America and Asia Pacific during the last six months of 2008 also declined from earlier forecasts, with full year 2008 production in South America being about 6% stronger than 2007 and Asia being comparable to 2007. The 2008 global light vehicle production, excluding North America, was about 55 million units — which is down from a mid-year forecast that approximated 59 million units and relatively comparable to 2007. For 2009, light vehicle production outside of North America is expected to decline to around 50 million units ( source: Global Insight).
North America — North American light vehicle production levels were about 26% lower in the fourth quarter of 2008 than in the fourth quarter of 2007 and 16% lower for the full year 2008 when compared to 2007. In the light truck market, fourth-quarter 2008 production levels were down about 38% versus 2007 while the full year production was down 25%. Several vehicles with significant Dana content are full-size pickups, vans and SUVs. Within these categories of the light truck segment, production was more than 42% lower when compared to last year’s fourth quarter and lower by about 37% for the full year. The comparatively lower light truck production levels are consistent with the decline in North American light truck sales which was about 22% from 2007 sales. As with production, the sales decline in full size pickups, vans and SUVs during these periods have been even greater at around 27% (source: Ward’s Automotive).
     The weakness in light truck sales has been influenced, in part, by consumer concerns over high fuel prices, declining home values, increased unemployment and other economic factors including access to credit. While fuel prices have dropped since mid-2008, the uncertainty as to where gasoline prices will stabilize may result in a longer-term shift in consumer interest away from trucks and SUVs to more fuel-efficient passenger cars and CUVs. While a number of our newer programs involve CUVs, pickup and SUV platforms continue to be a key segment for us, particularly with a number of high sales pickup truck platforms.
     Despite lower production of light trucks during the fourth quarter of 2008, lower sales led to higher inventory levels with 82 days supply at September 30, 2008 increasing to 86 days at December 31, 2008. At this level, the days supply of light trucks in inventory is considerably higher than the 65 days at December 31, 2007. While inventory levels for full-size pickups and SUVs are slightly lower, they increased as well during the fourth quarter of 2008 from 74 days at the end of the third quarter to 76 days at December 31, 2008. With the steeper cutbacks in production this past year in this particular segment, days supply in inventory is down from 82 days at the end of 2007. Given the current level of inventory and the negative economic environment, we expect the weakness in light truck sales and production in North America to continue well into 2009 (source: Ward’s Automotive).
     Adding to the already difficult market conditions that have existed through most of 2008 is the more recent turmoil in the financial markets that has further eroded consumer confidence and tightened availability of credit. Most projections for overall North American light vehicle production for 2009 are around 9.5 to 11 million units — down from about 12.7 million units in 2008 ( source: Global Insight and Ward’s).

Automaker Viability
     Globally, OEMs are moving quickly to cut production, reduce manufacturing costs, lower vehicle prices and clear inventory. All domestic and even a few of the Asian automakers are offering generous consumer incentive and rebate programs. These programs ultimately put pressure on suppliers to identify additional cost savings in their own manufacturing operations and supply chains.
     GM and Chrysler presented their Viability Plans to the U.S. Government in February 2009. These plans, which outlined how these companies plan to achieve long-term sustainability, will require net cost reductions from suppliers. The impact is already being felt by suppliers. In January 2009, Chrysler issued a letter to its suppliers, demanding a 3% cost reduction from all suppliers effective April 1, 2009 and stated that increased raw material costs must be absorbed by suppliers. We are continuing to monitor these market conditions.
     In January 2009, the Original Equipment Suppliers Association (OESA) conducted its bi-monthly Supplier Barometer survey. The outcome revealed several key risks that suppliers will face throughout 2009. The top three, as identified by OESA members, include: decreased production volumes (absolute levels and predictability); customer bankruptcy risk (especially of an OEM); and cash flow (as a result of the low production levels and delayed payments). Other significant risks identified include credit availability and multiple supplier bankruptcies.
OEM mix — The declining sales of light vehicles (especially light trucks, which generally have a higher profit margin than passenger cars) in North America, as well as losses of market share to competitors such as Toyota and Nissan, continue to put pressure on three of our largest light vehicle customers: Ford, GM and Chrysler. These three customers accounted for approximately 70% of light truck production in North America in 2008, as compared to about 73% of light truck production in 2007 (source: Global Insight). We expect that any continuing loss of market share by these customers could result in their applying renewed pricing pressure on us relative to our existing business and could make our efforts to generate new business more difficult.
Rapid technology changes — Under the new Democratic administration in the U.S., it is likely that new CAFE standards will be implemented quickly. The revised standard may require vehicles for each manufacturer to achieve an average of 35 miles per gallon by the 2011 model year, up from 27.5 miles per gallon in effect today. This change will require rapid response by automakers, and represents opportunity for suppliers that are able to supply highly engineered products that will help OEMs quickly meet these stricter carbon emissions and fuel economy requirements. The National Academy of Sciences estimates that fuel economy could be increased by 50 percent while maintaining vehicle size and performance without reducing safety and that midsize cars could average 41 miles per gallon and large pickups nearly 30 miles per gallon, all using existing technology to develop new components and applications. Suppliers, like Dana, who are able to provide these new components and applications will fare best in this new environment.
     The proposed new CAFE standards present a significant opportunity for us, as OEMs will need to improve the fuel economy and reduce carbon emissions of their vehicles. Our materials and process competencies, and product enhancements can provide OEMs with needed vehicle weight reduction, assisting them in their efforts to meet the more stringent requirements.
Commercial Vehicle Markets
Rest of the World — Outside of North America, commercial vehicle medium- and heavy-duty production grew in 2008, particularly in emerging Eastern European and Asian markets. Global commercial vehicle production, excluding North America, approximated 2.3 million units in 2008, an increase of about 4% over 2007. However, in 2009, our current expectation is that commercial vehicle production outside North America will decline to around 2.0 million units ( source: Global Insight and ACT).

North America — Developments in this region have a significant impact on our results as North America accounts for more than 80% of our sales in the commercial vehicle market. Production of heavy-duty (Class 8) vehicles during the fourth quarter of 2008 of 45,000 units was comparable to the same period in 2007. For the full year 2008, Class 8 production of around 196,000 units was down about 4% from 2007. The Class 8 production comparisons are influenced by the engine emission regulation change which became effective at the beginning of 2007 in North America. First quarter 2007 sales benefited from vehicle owners purchasing, from dealer inventory, the lower cost engines built prior to the new emission standards. Production levels for the remainder of 2007 were at comparatively lower levels as many customers with new vehicle needs accelerated their purchases into 2006 or the first quarter of 2007 in advance of the higher costing vehicles meeting new emission requirements. Production levels in the Class 8 market have not rebounded as quickly in 2008 as previously expected, in part due to higher fuel costs causing customers to postpone purchases of the newer vehicles as a means of minimizing increased overall operating costs. The commercial vehicle market also is being impacted by the overall financial market turmoil and consequent economic difficulties, leading customers in these markets to be cautious about new vehicle purchases. The economic factors contributing to lower customer demand and production during the second half of 2008 are expected to continue into 2009 — resulting in forecast Class 8 production of about 160,000 units, a decline of 19% from 2008 ( source: Global Insight and ACT).
     In the medium-duty (Class 5-7) market, fourth quarter 2008 production of 32,000 units was down 30% from last year’s fourth quarter. For the year, medium-duty production in 2008 was 25% lower than in 2007. Medium-duty production levels have been adversely impacted by high fuel costs and the same economic factors discussed in the Light Vehicle Markets — North America market trends section. Production levels in 2009 are expected to be similarly impacted, with the unit build forecast at around 135,000, 15% lower than 2008 (source: Global Insight and ACT).
Off-Highway Markets
     Our off-highway business, which has become an increasingly more significant component of our total operations over the past three years, accounted for 22% of our 2008 sales. Unlike our on-highway businesses, our off-highway business is larger outside of North America, with more than 75% of its sales coming from outside North America. We serve several segments of the diverse off-highway market, including construction, agriculture, mining and material handling. Our largest markets are the European and North American construction and agriculture equipment segments. These markets were relatively strong through the first half of 2008, with demand softening during the last six months of the year resulting in full year 2008 sales volumes that were comparable to 2007. As with our other markets, we are forecasting reductions in 2009 demand in the North American and European construction markets of about 40% and reductions in agriculture market demand in 2009 of around 20%.
Steel Costs
     During 2008, we were challenged with unprecedented levels of steel costs that significantly impacted our 2008 results of operations. Higher steel cost is reflected directly in our purchases of various grades of raw steel as well as indirectly through purchases of products such as castings, forgings and bearings. At present, we annually purchase over one million tons of steel and products with significant steel content.
     Two commonly used market-based indicators of steel prices — the Tri Cities Scrap Index for #1 bundled scrap steel (which represents the monthly average costs in the Chicago, Cleveland and Pittsburgh ferrous scrap markets, as posted by American Metal Market, and is used by our domestic steel suppliers to determine our monthly surcharge) and the spot market price for hot-rolled sheet steel — illustrate the impact. Scrap prices were relatively stable in 2006 and 2007, averaging about $270 per ton in 2006 and $310 per ton in 2007. During 2008, however, the per ton prices increased significantly, reaching a high of more than $850 per ton before declining to prices of around $250 per ton at the end of 2008. The average scrap price of about $520 per ton for the year was 67% higher than in 2007. Spot prices per ton for hot-rolled steel followed a similar pattern, averaging about $655 in 2006 and $595 in 2007, increasing in 2008 to an average of about $975 per ton, 64% higher than in 2007.
     Although steel prices declined significantly during the fourth quarter of 2008, our 2008 results did not benefit significantly from the lower cost. There is a lag time for scrap prices to impact the cost of other steel-based products, and with the lower fourth quarter production volumes, we were still working down inventory acquired at higher prices.

     Agreements with certain customers eliminate or mitigate our exposure to steel cost increases, allowing us to effectively pass all or a portion of the cost on to our customers. In certain cases, principally in our Structures business, we have resale arrangements whereby we purchase the steel at the cost negotiated by our customers and include that cost in the pricing of our products. In other arrangements, we have material price escalation provisions in customer contracts providing for adjustments to unit prices based on commodity cost increases or decreases over agreed reference periods. Adjustments under these arrangements typically occur at quarterly, semi-annual and annual intervals with the adjustment coming in the form of prospective price increases or decreases.
     Historically, although not always required by existing agreements, we also have been successful in obtaining price increases or surcharges from certain customers as a result of escalating steel costs. We aggressively pursued steel cost recovery agreements with customers in 2008 where not already in place, while also pursuing enhanced recovery terms on existing agreements. We also took actions to mitigate the impact of steel and other commodity increases by consolidating purchases, contracting with new global steel sources, identifying alternative materials and redesigning our products to be less dependent on higher cost steel grades. As a result of these efforts, we currently have arrangements in place that we estimate will provide recovery on approximately 80% of prospective steel-related cost increases. These agreements are generally indexed to a base price such that decreased steel costs result in price reductions.
     We estimate that higher steel costs adversely impacted our cost of sales in 2008 by approximately $140. Our recovery efforts partially offset the increased cost, thereby resulting in a net adverse impact on our gross margin for the full year of 2008 of approximately $26. With the lag effect associated with certain customer recovery arrangements, a portion of the recovery of 2008 cost will be received in 2009 as higher prices take effect as part of indexed pricing arrangements with our customers.
Sales and Earnings Outlook
     We expect the economic factors currently having a negative impact on our markets to persist into 2009 and beyond. By almost any measure, 2009 will be a challenging year with production levels in most of our markets forecast to be significantly lower. To mitigate the effects of lower sales volume, we are aggressively right sizing our cost structure and continuing to pursue increased pricing from customers where programs warrant. On the cost front, we have reduced the work force during 2008 by about 6,000 people. With reductions in the first two months of this year, our employment level has been reduced to about 25,000. Additional reductions in March are expected to reduce the number of people to around 24,000 and we expect to make further reductions during 2009. See Note 6 of the notes to our financial statements in Item 8 for additional discussion relating to our realignment initiatives.
     We completed several pricing and material recovery initiatives during the latter part of 2008 that will benefit 2009, albeit on lower sales volume. At our current forecast level for sales, we estimate that material recovery and other pricing actions already finalized in 2008 will add more than $150 to gross margin in 2009. The combined gross margin improvement from pricing and cost reductions is expected to more than offset the margin impact of lower 2009 sales volume.
     Growing our sales through new business continues to be an important focus for us. Our current backlog of awarded new business which comes on stream over the next two years more than offsets any programs that are expiring or being co-sourced. While we continue to pursue vigorously new business opportunities, we are doing so with measured discipline to ensure that such opportunities provide acceptable investment returns.

Results of Operations — Summary

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Net sales	$7,344	$751	$8,721	$8,504
Cost of sales	7,113	702	8,231	8,166

Gross margin	231	49	490	338
Selling, general and administrative expenses	303	34	365	419
Amortization of intangibles	66
Realignment charges, net	114	12	205	92
Impairment of goodwill	169		89	46
Impairment of intangible assets	14
Impairment of investments and other assets				234
Other income, net	53	8	162	140

Income (loss) from continuing operations before interest, reorganization items and income taxes	(382)	11	(7)	(313)

Fresh start accounting adjustments	$—	$1,009	$—	$—

Income (loss) from continuing operations	$(667)	$717	$(423)	$(611)

Loss from discontinued operations	$(4)	$(6)	$(118)	$(121)

Net income (loss) attributable to Dana	$(677)	$709	$(551)	$(739)
     As a consequence of emergence from bankruptcy on January 31, 2008, the results of operations for 2008 separately present the month of January pre-emergence results of Prior Dana and the eleven-month results of Dana. As such, the application of fresh start accounting as described in Note 2 of the notes to our consolidated financial statements in Item 8 is reflected in the Dana eleven-month results, but not in the pre-emergence January results. Loss from continuing operations before interest, reorganization items and income taxes for the eleven months ended December 31, 2008 includes net expenses of approximately $139 resulting from the application of fresh start accounting, primarily amortization of intangibles, a one-time amortization of the stepped-up value of inventories on hand at emergence and additional depreciation expense. Additionally, certain agreements such as the labor agreements negotiated with our major unions became effective upon emergence from bankruptcy. Consequently, certain benefits associated with the effectiveness of these agreements, including the elimination of postretirement medical costs in the U.S., commenced at emergence, thereby benefiting the eleven-month results of Dana.
Results of Operations (2008 versus 2007)
Geographic Sales, Segment Sales and Margin Analysis
     The tables below show our sales by geographic region and by segment for the eleven months ended December 31, 2008, one month ended January 31, 2008 and the year ended December 31, 2007. Certain reclassifications were made to conform 2007 to the 2008 presentation.
     Although the eleven months ended December 31, 2008 and one month ended January 31, 2008 are distinct reporting periods as a consequence of our emergence from bankruptcy on January 31, 2008, the emergence and fresh start accounting effects had negligible impact on the comparability of sales between the periods. Accordingly, references in our analysis to annual 2008 sales information combine the two periods in order to enhance the comparability of such information for the two annual periods.

     Geographical Sales Analysis

	Dana	Prior Dana
	Eleven Months	One Month	Year
	Ended	Ended	Ended
	December 31,	January 31,	December 31,
	2008	2008	2007
North America	$3,523	$396	$4,791
Europe	2,169	224	2,256
South America	966	67	914
Asia Pacific	686	64	760

Total	$7,344	$751	$8,721

     Sales for the combined periods of 2008 were $626 lower than sales in 2007. Currency movements generated $256 of increased sales as a number of the major currencies in international markets where we conduct business strengthened against the U.S. dollar. Exclusive of currency, sales decreased $882, or 10%, primarily due to lower production levels in each of our markets. Partially offsetting the effects of lower production was improved pricing, largely for recovery of higher material cost.
     Sales for 2008 in North America, adjusted for currency, declined approximately 19% due to the lower production levels in both the light duty and commercial vehicle markets. Light and medium duty truck production was down 25% in 2008 compared to 2007 and the production of Class 8 commercial vehicle trucks was down 4%. The impact of lower vehicle production levels was partially offset by the impact of higher pricing, principally to recover higher material costs.
     Sales in Europe, South America and Asia Pacific all benefited from the effects of stronger local currencies against the U.S. dollar. Stronger currencies increased 2008 sales by $163 in Europe, $60 in South America and $11 in Asia Pacific. Exclusive of this currency effect, European sales were down $27 against 2007, principally due to the lower production levels in the second half of 2008. In South America, year-over-year production levels were stronger, leading to increased sales of $59 after excluding currency effect.
Segment Sales Analysis

	Dana	Prior Dana
	Eleven Months	One Month	Year
	Ended	Ended	Ended
	December 31,	January 31,	December 31,
	2008	2008	2007
LVD	$2,603	$281	$3,476
Sealing	641	64	728
Thermal	231	28	293
Structures	786	90	1,069
Commercial Vehicle	1,442	130	1,531
Off-Highway	1,637	157	1,609
Other Operations	4	1	15

Total	$7,344	$751	$8,721

     LVD sales declined 17% due principally to lower light truck production levels in North America and Europe, with increased pricing and favorable currency effects providing a partial offset. Sales in the Sealing segment declined 3%. The Sealing business also supports the commercial vehicle market and has a proportionately larger share of business in Europe where the production declines were lower than in North America and a stronger euro provided favorable currency effect. Thermal sales declined 12%, primarily due to lower North American production levels partially offset by favorable currency effect. Lower North American production was also the primary factor leading to an 18% reduction in sales in the Structures business.
     Our Commercial Vehicle segment is heavily concentrated in the North American market. Despite the drop in North American production levels discussed in the regional review above, sales in this segment increased 3% as stronger markets outside North America, pricing improvements and favorable currency effects more than offset the weaker North American production. With its significant European presence, our Off-Highway segment benefited from the stronger euro. Exclusive of favorable currency effects of $105, Off-Highway sales increased 5% due to stronger production levels during the first half of 2008, sales from new programs and increased pricing.
Margin Analysis
     The chart below shows our segment margin analysis for the eleven months ended December 31, 2008, one month ended January 31, 2008 and the year ended December 31, 2007.

	As a Percentage of Sales
	Dana	Prior Dana
	Eleven Months	One Month	Year
	Ended	Ended	Ended
	December 31,	January 31,	December 31,
	2008	2008	2007
Gross margin:
LVD	1.0%	4.1%	3.1%
Sealing	10.0	14.1	12.7
Thermal	0.7	9.6	7.9
Structures	1.6	1.2	5.0
Commercial Vehicle	5.7	7.3	7.3
Off-Highway	7.9	10.9	11.1

Consolidated	3.1%	6.5%	5.6%

Selling, general and administrative expenses:
LVD	3.2%	4.1%	2.8%
Sealing	9.2	9.1	8.1
Thermal	7.4	4.7	6.2
Structures	2.6	2.6	2.0
Commercial Vehicle	4.2	5.3	3.0
Off-Highway	3.4	3.1	3.0

Consolidated	4.1%	4.5%	4.2%
     Consolidated — Gross Margin — Margins during the eleven-month period ended December 31, 2008 were adversely impacted by two significant factors — reduced sales levels and higher steel costs. Adjusted for currency effects, sales in 2008 were down from the comparable 2007 period, with most of the reduction occurring in the second half of 2008. As a result, there has been a lower sales base relative to our fixed costs, negatively affecting margins in the eleven-month period ended December 31, 2008 as compared to the first month of 2008 and the full previous year. For the combined periods in 2008, lower sales volumes reduced margin by approximately $245 (2.8% of sales). Higher steel costs reduced margin by approximately $140 (1.6% of sales). Gross margins during the eleven-month period ended December 31, 2008 were also reduced by about $73 resulting from the fresh start accounting effects discussed below. Partially offsetting these adverse developments were benefits from the reorganization actions undertaken in connection with the bankruptcy process — customer pricing improvement, labor cost savings, overhead cost reduction and manufacturing footprint optimization. Those customer pricing actions began contributing to gross margins in the first quarter of 2007, with additional pricing improvements being achieved over the course of 2007 and into 2008. The 2008 results reflect a full year of customer pricing improvements while 2007 includes only a portion thereof.
     Pricing improvements unrelated to the reorganization process, primarily associated with recovery of higher steel cost, were also achieved, which when combined with the reorganization-related pricing actions increased margin by approximately $140 during the eleven months ended December 31, 2008 and the month of January 2008. We did not begin benefiting significantly from non-union employee benefit plan reductions and other labor savings until the first quarter of 2008 with much of the savings associated with the agreements negotiated with the unions only becoming effective upon our emergence on January 31, 2008. Labor cost savings associated with the reorganization initiatives and other actions added approximately $100 to margin in the eleven months ended December 31, 2008, while overhead reduction, manufacturing footprint and increased pricing actions provided additional margin improvement.
     In connection with the application of fresh start accounting, margins were negatively impacted by two factors. At emergence, inventory values were increased in accordance with fresh start accounting requirements. The fresh start step-up amortization of $49 was recorded as cost of sales in the first and second quarters of 2008 as the inventory was sold. The other factor negatively impacting margins as a result of fresh start accounting was higher depreciation expense on the stepped-up value of fixed assets and amortization expense associated with technology related intangibles recognized at emergence. This higher depreciation and amortization reduced margin for the eleven months ended December 31, 2008 by approximately $24.
     In the LVD segment, reduced sales volume led to margin reduction of approximately $131 (3.8% of sales), while higher steel costs resulted in lower margin of about $62 (1.8% of sales). Partially offsetting these effects were customer pricing improvement and labor cost reductions which contributed approximately $128 (3.7% of sales) to 2008 margin and other cost reductions and operational improvements.
     In the Sealing segment, the gross margin decline was primarily due to lower sales volume and higher depreciation and amortization resulting from application of fresh start accounting. These effects were partially offset by lower material cost, currency effect and cost reductions. Gross margin in our Thermal segment declined due to lower sales volume, additional warranty cost and higher depreciation and amortization. Our Structures business was significantly impacted by lower sales levels which reduced margin by approximately $72 (6.7% of sales). Mitigating the effects of lower sales were improved pricing and labor savings which improved margin by about $20 (1.8% of sales) and lower depreciation and amortization expense related to fresh start accounting which increased margin by $17 (1.6% of sales).
     Gross margin in the Commercial Vehicle segment in 2008 was negatively affected by lower sales volume and higher steel costs which reduced margin by about $13 (0.8% of sales) and $38 (2.5% of sales). Offsetting some of the reduction due to these factors was additional pricing of approximately $34 (2.2% of sales). In the Off-Highway segment, the gross margin decline was primarily due to higher material costs of about $34 (2.2% of sales in 2008), increased warranty expense of $10 and increased depreciation and amortization expense of $8 (0.5% of sales). The margin reduction from these and other factors was partially offset by improved pricing of $28 (1.8% of sales).
Corporate and Other — gross margin — Consolidated gross margin is impacted by cost of sales activity in corporate and other related to applying LIFO costing to inventory in the U.S. prior to February 1, 2008 and full absorption costing globally. Prior to February 1, 2008, corporate and other margin includes an adjustment to record the U.S. inventory on a LIFO basis. A credit to cost of sales of $3 was recognized in the month of January 2008. During 2007, LIFO-based charges to cost of sales amounted to $7.
     The application of full absorption costing consists principally of reclassifying certain expenses to cost of sales that are reported by the operating segments as SG&A. These costs are reviewed and adjusted annually. Cost of sales increased and SG&A decreased by $5 for the one month ended January 31, 2008, $59 for the eleven months ended December 31, 2008 and by $56 for the year ended December 31, 2007.
     Due to the application of fresh start accounting, corporate and other in the eleven months ended December 31, 2008 also includes a charge of $49 to amortize the fresh start step-up of our global inventories.

Selling, general and administrative expenses (SG&A) — For the combined periods in 2008, SG&A of $337 is lower by $28 from the 2007 expense. Both the combined 2008 periods and 2007 SG&A expense were 4.2% of sales. The 2008 period expense benefited from certain labor and overhead cost reduction initiatives implemented in connection with the bankruptcy reorganization process as well as additional reductions implemented post-emergence. Additionally, the 2007 expense included a provision for short-term incentive compensation, whereas nothing was provided in 2008 based on that year’s results. Partially offsetting the factors reducing year-over-year SG&A expense was additional costs incurred during 2008 in connection with personnel changes and restoring long-term incentive plans. Also adversely impacting the year-over-year margin comparison was a reduction in long-term disability accruals in 2007.
Amortization of intangibles — Amortization of customer relationship intangibles recorded in connection with applying fresh start accounting at the date of emergence resulted in expense of $66 for the eleven months ended December 31, 2008.
Realignment charges and Impairments — Realignment charges are primarily costs associated with the workforce reduction actions and facility closures, certain of which were part of the manufacturing footprint optimization actions that commenced in connection with our bankruptcy plan of reorganization. These actions are more fully described in Note 6 of the notes to our consolidated financial statements in Item 8. Realignment charges in 2007 include $136 of cost relating to the settlement of our pension obligations in the United Kingdom, which was completed in April 2007.
     We recorded $169 for impairment of goodwill and $14 for impairment of indefinite-lived intangibles during the eleven months ended December 31, 2008. We recorded $89 for impairment of goodwill during 2007 as discussed more fully in Note 10 of the notes to our consolidated financial statements in Item 8.
Other income, net — Net currency transaction losses reduced other income by $12 in the eleven months ended December 31, 2008 while net gains of $3 were recognized in the month of January 2008. This compares to $35 of net currency transaction gains in 2007. DCC asset sales and divestitures provided other income of $49 in 2007, but only minimal income in 2008. Other income in 2008 also benefited from interest income of $48 in the eleven months ended December 31, 2008 and $4 in the month of January 2008 as compared to $42 in 2007. Other income in the eleven-month period ended December 31, 2008 includes a charge of $10 to recognize the loss incurred in connection with repayment $150 of our term debt in November 2008. Costs of approximately $10 have been incurred in 2008 in connection with the evaluation of strategic alternatives relating to certain businesses. Other income in 2007 also included a one-time claim settlement charge of $11 representing the cost to settle a contractual matter with an investor in one of our equity investments.
Interest expense — Interest expense includes the costs associated with the Exit Financing facility and other debt agreements which are described in detail in Note 17 of the notes to our consolidated financial statements in Item 8. Interest expense in the eleven months ended December 31, 2008 includes $16 of amortized OID recorded in connection with the Exit Financing facility and $8 of amortized debt issuance costs. Also included is $4 associated with the accretion of certain liabilities that were recorded at discounted values in connection with the adoption of fresh start accounting upon emergence from bankruptcy. During 2007 and the month of January 2008, as a result of the bankruptcy reorganization process, a substantial portion of our debt obligations were reported as liabilities subject to compromise in our consolidated financial statements with no interest expense being accrued on these obligations. The interest expense not recognized on these obligations amounted to $108 in 2007 and $9 during the month of January 2008.
Reorganization items — Reorganization items are expenses directly attributed to our Chapter 11 reorganization process. See Note 3 of the notes to our financial statements in Item 8 for a summary of these costs. During the bankruptcy process, there were ongoing advisory fees of professionals representing Dana and the other bankruptcy constituencies. Certain of these costs continued subsequent to emergence as there are disputed claims which require resolution, claims which require payment and other post-emergence activities incident to emergence from bankruptcy. Among these ongoing costs are expenses associated with additional facility unionization under the framework of the global agreements negotiated with the unions as part of our reorganization activities. Reorganization items in the month of January 2008 include a gain on the settlement of liabilities subject to compromise and several one-time emergence costs, including the cost of employee stock bonuses, transfer taxes, and success fees and other fees earned by certain professionals upon emergence.

Income tax expense — In the U.S. and certain other countries, our recent history of operating losses does not allow us to satisfy the “more likely than not” criterion for realization of deferred tax assets. Consequently, there is no income tax benefit against the pre-tax losses of these jurisdictions as valuation allowances are established offsetting the associated tax benefit or expense. In the U.S., the other comprehensive income (OCI) reported for 2007 caused us to record tax expense in OCI and recognize a U.S. tax benefit of $120 in continuing operations. For 2008, the valuation allowance impacts in the above-mentioned countries, the fresh start adjustments and the impairment of goodwill in 2008 and 2007 are the primary factors which cause the tax expense of $107 for the eleven months ended December 31, 2008, $199 for the month of January 2008, and $62 for 2007 to differ from an expected tax benefit of $192, tax expense of $320 and tax benefit of $135 for those periods at the U.S. federal statutory rate of 35%.
Discontinued operations — Our engine hard parts, fluid products and pump products operations had been reported as discontinued operations. The sales of these businesses were substantially completed in 2007, except for a portion of the pump products business that was sold in January 2008. The results for 2007 reflect the operating results of these businesses as well as adjustments to the net assets of these businesses necessary to reflect their fair value less cost to sell based on expected sales proceeds. See Note 5 in the notes to our consolidated financial statements in Item 8 for additional information relating to the discontinued operations.
Results of Operations (2007 versus 2006)
Geographic Sales, Segment Sales and Margin Analysis (2007 versus 2006)
The tables below show our sales by geographic region and segment for the years ended December 31, 2007 and 2006. Certain reclassifications were made to conform 2006 and 2007 to the 2008 presentation.
Geographic Sales Analysis

				Amount of Change Due To
	Prior Dana		Increase/	Currency	Acquisitions/	Organic
	2007	2006	(Decrease)	Effects	Divestitures	Change
North America	$4,791	$5,171	$(380)	$26	$(90)	$(316)
Europe	2,256	1,856	400	192	(23)	231
South America	914	767	147	72		75
Asia Pacific	760	710	50	58	(20)	12

Total	$8,721	$8,504	$217	$348	$(133)	$2

     Sales increased 2.6% from 2006 to 2007. Stronger currencies in our major foreign markets as compared to an overall weaker U.S. dollar resulted in positive currency movements on 2007 sales. Sales in 2007 were reduced by net divestiture impacts, principally due to a $152 reduction resulting from the sale of our trailer axle business in January 2007. Partially offsetting this loss of sales was an increase resulting from the July 2006 purchase of the axle and driveshaft businesses previously owned by Spicer S.A., our equity affiliate in Mexico. Excluding currency and net divestiture effects, organic sales in 2007 were relatively flat compared to 2006. Organic change is the period-on-period measure of the change in sales that excludes the effects of currency movements, acquisitions and divestitures.

     Regionally, North American sales were down 7.3%. A stronger Canadian dollar increased sales slightly. The divestiture of the trailer axle business partially offset by additional axle and driveshaft business acquired from our previous equity affiliate in Mexico combined to decrease sales by $90. Excluding these effects, organic sales were down 6.1%. Lower production levels in the North American commercial vehicle market were the primary contributor to lower organic sales. Class 8 vehicle production was down more than 40% while medium duty production of Class 5-7 vehicles was down more than 20%. New engine emission requirements effective at the beginning of 2007 increased costs and led many vehicle owners to accelerate their purchases in 2006. Consequently, production levels in 2006 benefited from this pull forward of customer demand, while 2007 levels were lower. In North America, our 2007 organic sales to the commercial vehicle market were down more than $400 compared to 2006. Partially offsetting the impact of lower commercial vehicle build was higher production levels in the North American light truck market. Year-over-year light truck production increased 2.2%, with the vehicle platforms on which we have our highest content up even more. Sales to the off-highway market also increased in 2007, principally from new customer programs. Additionally, North American sales in 2007 benefited from pricing improvements of approximately $165.
     Sales in Europe increased 21.6%. Stronger European currencies relative to the U.S. dollar accounted for approximately half of the increase. The organic sales increase was due in part to net new business in 2007 of approximately $150. Additionally, production levels in two of our key markets — the European light vehicle and the off-highway markets — were somewhat stronger in 2007 than in 2006. In South America, the sales increase resulted from somewhat stronger year-over-year production levels in our major vehicular markets, and also from stronger currencies in this region. Sales in Asia Pacific similarly increased due to currencies in that region also strengthening against the U.S. dollar.
Segment Sales Analysis

				Amount of Change Due To
	Prior Dana		Increase/	Currency	Acquisitions/	Organic
	2007	2006	(Decrease)	Effects	Divestitures	Change
LVD	$3,476	$3,050	$426	$126	$19	$281
Sealing	728	684	44	30		14
Thermal	293	283	10	19		(9)
Structures	1,069	1,174	(105)	26		(131)
Commercial Vehicle	1,531	1,962	(431)	40	(152)	(319)
Off-Highway	1,609	1,283	326	107		219
Other Operations	15	68	(53)			(53)

Total	$8,721	$8,504	$217	$348	$(133)	$2

     Customer-related pricing improvements contributed approximately $150 to organic sales growth in our automotive segments in 2007, while the net effects of significantly lower commercial vehicle production, somewhat higher light vehicle production and sales mix reduced organic sales. In our LVD segment, pricing improvements, new customer programs and higher production levels contributed to the higher sales. Neither the Thermal nor Sealing segment benefited significantly from pricing improvement or new business; consequently, the organic sales change in these operations was primarily due to production level changes and business mix. In Structures, higher sales due to stronger production levels and improved pricing were more than offset by discontinued programs, including the expiration of a frame program with Ford in 2006.
     Our Commercial Vehicle segment is heavily concentrated in the North American market and the organic decline in sales of 16.3% in this segment was primarily due to the drop in North American production levels discussed in the regional review. Organic growth in sales of the Off-Highway segment resulted from stronger production levels and new programs. With its significant European presence, this segment’s sales also benefited from the stronger euro.

Margin Analysis
     The chart below shows our segment margin analysis for the years ended December 31, 2007 and 2006:

	As a Percentage of Sales
	Prior Dana		Increase
	2007	2006	(Decrease)
Gross margin:
LVD	3.1%	2.2%	0.9%
Sealing	12.7	13.1	(0.4)
Thermal	7.9	12.4	(4.5)
Structures	5.0	0.3	4.7
Commercial Vehicle	7.3	6.4	0.9
Off-Highway	11.1	11.0	0.1

Consolidated	5.6%	4.0%	1.6%

Selling, general and administrative expenses:
LVD	2.8%	3.4%	(0.6)%
Sealing	8.1	8.2	(0.1)
Thermal	6.2	5.6	0.6
Structures	2.0	3.1	(1.1)
Commercial Vehicle	3.0	3.9	(0.9)
Off-Highway	3.0	3.8	(0.8)

Consolidated	4.2%	4.9	(0.7)%
Consolidated — gross margin — Consolidated gross margin benefited from the reorganization initiatives implemented in connection with the bankruptcy process — improved customer pricing, restructured wage and benefit programs, reduction and realignment of overhead costs and optimization of our manufacturing footprint. The customer pricing actions began contributing to gross margins in the first quarter of 2007. Also contributing to this margin improvement were the benefit plan reductions effectuated in 2007 which discontinued future service accruals under non-union employee pension plans and eliminated retiree postretirement benefits other than pension (OPEB) for non-union active employees and retirees. We did not begin benefiting from savings associated with the amended union agreements for similar plans until after emergence. Additionally, currency effects due to an overall weaker U.S. dollar as compared to major currencies in other global markets positively impact margins.
Segments — gross margin — Customer pricing improvements of approximately $165 were the principal factor increasing margins. Reductions to non-union benefit plans also contributed some additional margin. Partially offsetting these improvements were negative impacts from sales mix and expiration of higher margin programs. In the LVD segment, customer pricing actions increased margins by approximately $78, or 2.6% of sales. Non-union employee benefit plan reductions and lower material costs also contributed to margin improvement. Although LVD sales were up significantly in 2007, the sales mix was unfavorable with a significant portion of the higher sales coming from vehicle platforms with lower margins. Premium freight cost associated with operational inefficiencies reduced margins by about $15.
     Margins in the Sealing segment were down primarily due to higher material costs of approximately $20, or 2.7% of sales. Stainless steel is a major material component for this business, and the average cost of stainless steel in 2007 was about 67% higher than in 2006. The higher raw material cost was partially offset by margin improvements from non-union benefit plan reductions and operational cost reduction actions. Our Thermal segment experienced a margin decline in 2007. Operational inefficiencies and warranty cost associated with our European operation reduced margins by about $5, and higher start up costs associated with our Hungary and China operations negatively impacted margins by $3. Additionally, the strengthening of the Canadian dollar against the U.S. dollar also negatively impacted our margin in this business as certain product manufactured in Canada is sold in U.S. dollars. In our Structures segment, margins increased with customer pricing actions contributing approximately $65, or 6.1% of sales. This margin improvement was partially offset by unfavorable margin effects associated with the lower sales in this unit, principally due to expiration of two significant customer programs.

     Commercial Vehicle segment margins improved despite significantly lower sales on reduced production levels in the North American market. More than offsetting the unfavorable margin impact of the lower production levels was increased pricing which improved margins by about $25, or 1.6% of sales. In the Off-Highway segment, margins were flat. Higher sales relative to fixed costs and reduced material costs benefited margins. However, margins were negatively impacted by a stronger euro as we manufacture some product in Europe for sale in dollars to the U.S. Higher warranty costs of $7 also reduced our margins in this business.
Corporate and Other — gross margin — Certain corporate expenses and other costs are not allocated to the business units. This activity is largely related to recognizing full absorption inventory costing adjustments at the consolidated level. Inventoriable costs are reclassified to cost of sales from SG&A. Additionally, the operating segments report inventory and cost of sales on a FIFO basis, with adjustments made in consolidation to reflect the inventory and cost of sales of the U.S. operations on a LIFO basis in 2006 and 2007.
Segments — selling, general and administrative expenses — The LVD, Structures, Commercial Vehicle and Off-Highway improvements reflect the labor and overhead cost reduction initiatives implemented in connection with the bankruptcy reorganization process. The Sealing and Thermal segments were not impacted as significantly by these initiatives.
Corporate and other — selling, general and administrative expenses — Reduced costs reflect our overall efforts to reduce overhead through headcount reduction, limited wage increases and cutbacks in discretionary spending.
Realignment charges and Impairments — Realignment charges during 2007 included $136 of cost relating to settlement of pension obligations in the United Kingdom (as described more fully in Note 6 of the notes to our consolidated financial statements in Item 8). Other realignment charges in 2007 and the charges in 2006 are primarily costs associated with our manufacturing footprint optimization actions.
     In connection with our annual assessment of goodwill, we recorded $89 for impairment of goodwill related to our Thermal business during 2007. This business experienced significant margin erosion in recent years resulting from the higher cost of commodities, especially aluminum. The impairment charges in 2006 include charges of $176 to reduce lease and other assets in DCC to their fair value less cost to sell, a charge of $58 to adjust our equity investment in GETRAG to fair value based on the March 2007 sale of this investment and a $46 charge to write off the goodwill in our light axle business. Each of these charges is described further in Notes 4 and 10 of the notes to our consolidated financial statements in Item 8.
Other income, net — Foreign exchange gains increased other income, net by $31 over 2006. Certain cross-currency intercompany loan balances that were previously designated as invested indefinitely were identified for repayment through near-term repatriation actions. Foreign exchange gains and losses on loans that are not considered permanently invested are included in the income statement whereas movements on loans that are permanently invested are reported in OCI. As a consequence, exchange rate movements on these loans and others not permanently invested generated currency gains of $44 during 2007. Other currency losses netted to reduce other income in 2007 by $9. DCC income was lower by $7 in 2007 as we continued to sell the remaining portfolio assets in this operation. The 2007 other income, net, amount also includes an expense of $11 associated with settling a contractual matter with an investor in one of our equity investments. See Note 22 of the notes to our consolidated financial statements in Item 8 for additional components of other income, net.
Interest expense — As a result of our Chapter 11 reorganization process, a substantial portion of our debt obligations were recorded as subject to compromise in our consolidated financial statements. During the bankruptcy reorganization process, interest expense was no longer accrued on these obligations. The post-filing interest expense not recognized on these obligations amounted to $108 in 2007 and $89 in 2006.

Reorganization items — Reorganization items are expenses directly attributed to our Chapter 11 reorganization process. Higher professional advisory fees in 2007 were due to a full year of reorganization activity, including the completion of the settlement agreements with the unions and the confirmation of our Plan. Higher contract rejection and claim settlement costs in 2007 resulted from specific actions related to contract settlements made to facilitate the reorganization process. These higher settlement costs were partially offset by a $56 credit to reorganization items to reduce liabilities for long-term disability to amounts allowed by the Bankruptcy Court for filed claims. Additional information relating to Reorganization items is provided in Note 3 of the notes to our consolidated financial statements in Item 8.
Income tax benefit (expense) — Our reported income tax expense for 2007 was $62 as compared to an expected benefit of $135 derived by applying the U.S. federal income tax rate of 35% to the reported loss before tax for continuing operations. Among the factors contributing to the higher tax expense are losses generated in countries such as the U.S. and U.K. where we determined that future taxable income was not likely to be sufficient to realize existing net deferred tax assets. As a consequence, until such time that it is determined that future taxable income will be sufficient to realize deferred tax assets, the tax benefits from losses in these countries are generally offset with a valuation allowance. During 2007, we incurred $136 of charges relating to the settlement of pension obligations in the U.K., and the tax benefit associated with these charges was offset with valuation allowances. Although we have a full valuation allowance against net deferred tax assets in the U.S., as discussed in Note 21 of the notes to our consolidated financial statements in Item 8, the level of other comprehensive income generated during 2007 in the U.S. enabled us to recognize $120 of tax benefits on U.S. losses before income taxes. The net effect on 2007 income tax expense of recording valuation allowances against deferred tax assets in the U.S., U.K. and other countries was $37.
     Other factors resulting in the reported income tax expense being higher than the benefit expected at the U.S. rate of 35% were non-deductible expenses and recognition of costs associated with repatriation of undistributed earnings of operations outside the U.S. Income before taxes included goodwill impairment charges, certain reorganization costs and other items which are not deductible for income tax purposes. These items resulted in approximately $123 of the $197 of higher reported income tax than the $135 of benefit expected using the U.S. rate of 35%. The recognition of taxes associated with the planned repatriation of non-U.S. earnings (also described in Note 21 of the notes to our consolidated financial statements in Item 8) resulted in a charge of $37.
     The primary factor resulting in income tax expense of $66 during 2006, as compared to a tax benefit of $200 that would be expected based on the 35% U.S. federal income tax rate, was the inability to recognize tax benefits on U.S. losses following the determination in 2005 that future taxable income was not likely to ensure realization of net deferred tax assets. Also impacting the rate differential was $46 of goodwill impairment charges which are not deductible for income tax purposes.
Discontinued operations — Losses from discontinued operations were $118 and $121, net of tax, in 2007 and 2006. Discontinued operations in both years included the engine hard parts, fluid routing and pump products businesses held for sale at the end of 2006 and 2005. The 2007 results included net losses of $36 recognized upon completion of the sale, while the 2006 results included pre-tax impairment charges of $137 that were required to reduce the net book value of these businesses to expected fair value less cost to sell. The discontinued operations results in 2007 also include charges of $20 in connection with a bankruptcy claim settlement with the purchaser of a previously sold discontinued business and charges of $17 for settlement of pension obligations relating to discontinued businesses. See Note 5 of the notes to our consolidated financial statements in Item 8 for additional information relating to the discontinued operations.

Liquidity
     As discussed in Part 1, Item 1A “Risk Factors”, there are several risks and uncertainties relating to the global economy and our industry that could materially affect our future financial performance and liquidity. Among the potential outcomes, these risks and uncertainties could result in decreased sales, limited access to credit, rising costs, increased global competition, customer or supplier bankruptcies, delays in customer payment terms and acceleration of supplier payments, growing inventories and failure to meet debt covenants.
     During the second half of 2008, our production volumes decreased significantly. Whereas year-over-year sales for the first half of 2008 were higher, year-over-year sales in the third quarter and fourth quarter were down 9% and 30%. Our cash position declined from $1,191 at June 30, 2008 to $777 at the end of 2008. The repayment of principal and fees in connection with the amendment of the financial covenants and other provisions of our Exit Facility reduced cash by $174. The remaining $240 was used primarily for operating needs and capital expenditures.
     Our current revenue forecast for 2009 is determined from specific platform volume projections consistent with a North American light vehicle production estimate of 10 million units, Class 8 commercial vehicle build of 160,000 units and Class 5-7 truck build of 135,000 units. Changes to the total North American light vehicle production levels may not materially affect our revenue assumptions because our primary exposure to this market is concentrated on specific vehicle platforms which do not necessarily move in the same manner as other platforms. Elsewhere in the world, we expect full year light vehicle production volumes to be down about 9% against 2008. In our Off-Highway business, our forecast contemplates that customer demand in our key agriculture and construction markets will be down 20% and 40% from 2008. In light of these volume estimates, we’ve accelerated additional cost reduction and cash preservation initiatives.
     We have taken significant actions in the last quarter of 2008 and early 2009 to reduce our cost base and improve profitability, including workforce reductions, reduced capital spending and pricing adjustments with our customers. Based on our current forecast for 2009, we expect to be able to meet the financial covenants of our existing debt agreements and have sufficient liquidity to finance our operations. While we believe that the above 2009 market demand assumptions underlying our current forecast are reasonable, we’ve also considered the possibility of even weaker demand — based generally on more pessimistic production level forecasts (e.g. North American light vehicle production of about 9 million units). In addition to the above external factors potentially impacting our sales, achieving our current forecast is dependent upon a number of internal factors such as our ability to execute our remaining cost reduction plans, to operate effectively within the reduced cost structure and to realize the projected pricing improvements.
     We’ve also considered the potential consequences of a bankruptcy filing by two of our major customers, General Motors (GM) and Chrysler. Sales to GM in 2008 were 6% of our consolidated sales, while Chrysler represented approximately 3%. In the event of a bankruptcy filing on the part of either of these customers, we believe it is likely that most of our programs would be continued following a bankruptcy filing. As such, we expect the adverse effects of these bankruptcies would be limited principally to recovering less than the full amount of the outstanding receivable from these customers at the time of any such filing. We would expect our exposure under this scenario to be in the range of $5 to $30 depending on a number of factors, including the age and level of receivables at the time of a bankruptcy filing and whether we are treated as a critical supplier.
     If the more pessimistic sales scenario described above and a GM and Chrysler bankruptcy filing occur or if our success in achieving price increases from our customers is less than anticipated we believe we could still satisfy our debt covenants and the liquidity needs of the business during 2009 through incremental cost reductions, including headcount actions, compensation and employee benefit modifications, and further reductions in plant and administrative overhead cost. Notwithstanding this assessment, there is a high degree of uncertainty in the current environment, and it is possible that certain scenarios would result in our not being able to comply with the financial covenants in our debt agreements or maintain sufficient liquidity.

     While we are confident of our ability to achieve the plan, there can be no assurance we will be successful. There are a number of factors that could potentially arise that could result in our not attaining the plan or otherwise creating liquidity issues. These factors include but are not limited to the following:
•	Failure to achieve the price increases and cost reduction goals,

•	Sustained weakness and/or combined deterioration in global conditions

•	Failure of GM and Chrysler to meet the terms and conditions of U.S. government loans

•	Bankruptcy of any significant customer resulting in delayed payments and/or non-payment of trade accounts receivable and customer tooling receivables.

•	Bankruptcy of any significant supplier resulting in delayed shipment of production materials or actions to accelerate payments for goods or services.

•	Loan covenant violations
     Non-compliance with the covenants would provide our lenders with the ability to demand immediate repayment of all outstanding borrowings under the Term Facility and the Revolving Facility. We would not have sufficient cash on hand to satisfy this demand. Accordingly, the inability to comply with covenants, obtain waivers for non-compliance, or obtain alternative financing would have a material adverse effect on our financial position, results of operations and cash flows. In the event we were unable to meet our debt covenant requirements, however, we believe we would be able to obtain a waiver or amend the covenants. Obtaining such waivers or amendments would likely result in a significant incremental cost. Although we cannot provide assurance that we would be successful in obtaining the necessary waivers or in amending the covenants, we were able to do so in 2008 and are confident that we would be able to do so in 2009, if necessary.
     Based on our current forecast and our assessment of reasonably possible scenarios, including the more pessimistic scenario described above, we do not believe that there is substantial doubt about our ability to continue as a going concern in 2009.
     Our global liquidity at December 31, 2008 was as follows:

Cash	$777
Less:
Deposits supporting obligations	(76)
Cash in less than wholly-owned subsidiaries	(69)

Available cash	632
Additional cash availability from:
Lines of credit in the U.S. and Europe	212
Additional lines of credit supported by letters of credit from the Revolving Facility	22

Total global liquidity	$866

     As of December 31, 2008 consolidated cash balances totaled $777, approximately 43% of which is located in the United States. Approximately $76 of our cash balances relate to deposits that support other obligations, primarily guarantees for workers compensation. An additional $69 is held by less than wholly-owned subsidiaries where our access may be restricted. Our ability to efficiently access cash balances in certain foreign jurisdictions is subject to local regulatory and statutory requirements. Our current credit ratings (B and Caa1 by Standard and Poor’s and Moody’s, respectively) and the current state of the global financial markets would make it very difficult for us to raise capital in the debt markets.

     The principal sources of liquidity for our future cash requirements are expected to be (i) cash flows from operations, (ii) cash and cash equivalents on hand, (iii) proceeds related to our trade receivable securitization and financing programs and (iv) borrowings from the Revolving Facility. At December 31, 2008, there were borrowings under our European trade receivable securitization program equivalent to $30 recorded as notes payable and $77 of remaining availability based on the borrowing base. At December 31, 2008, we had no borrowings under the Revolving Facility but we had utilized $146 for letters of credit. Based on our borrowing base collateral, we had availability at that date under the Revolving Facility of $284 after deducting the outstanding letters of credit. During the fourth quarter of 2008, one of our lenders failed to honor its 10% share of the funding obligation under the terms of our Revolving Facility and was a defaulting lender. If this lender does not honor its obligation in the future, our availability could be reduced by up to 10%. Additionally, our ability to borrow the full amount of availability under our revolving credit facility is effectively limited by the financial covenants. Based on the covenant requirements at December 31, 2008, our additional borrowings are limited to $212.
     Based on our current forecast we believe that our overall liquidity and operating cash flow will be sufficient to meet our anticipated cash requirements for capital expenditures, working capital, debt obligations and other commitments throughout 2009. These projections do not include the additional liquidity that could be generated by sales of assets and divestitures of businesses. A bankruptcy filing by GM and Chrysler could impact our availability under the Revolving Facility. Removal of GM and Chrysler receivables from the borrowing base at December 31, 2008 would reduce availability by $48. However, since our availability is already limited by the debt covenants, removal of the GM and Chrysler receivables at December 31, 2008 would not limit our availability further.
     At December 31, 2008 we were in compliance with the debt covenants under the amended Term Facility with a Leverage Ratio of 3.64 compared to a maximum of 4.25 and an Interest Coverage Ratio of 3.10 compared to a minimum of 2.50 and, as indicated above, we expect to be able to maintain compliance during 2009. Refer to Note 17 to our consolidated financial statements for additional information relating to the covenants and other relevant provisions in our credit facilities. The amended Exit Facility and European Receivables Loan Facility include material adverse change provisions that, if exercised by our lenders, could adversely affect our financial condition by restricting future borrowing. We are not aware of any existing conditions that would limit our ability to obtain funding as a result of the material adverse change provisions. These credit facilities also include customary events of default for facilities of this type which could give our lenders the right, among other things, to restrict future borrowings, terminate their commitments, accelerate the repayment of obligations and foreclose on the collateral granted to them.
Cash Flow

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,
	2008	2008	2007	2006
Cash used in reorganization activity	$(882)	$(101)	$(148)	$(91)
Cash provided by (used in) changes in working capital	66	(61)	83	199
Other items and adjustments providing or (using) cash	(81)	40	13	(56)

Total cash provided by (used in) operating activities	(897)	(122)	(52)	52
Cash provided by (used in) investing activities	(221)	77	348	(86)
Cash provided by (used in) financing activities	(207)	912	166	(49)

Increase (decrease) in cash and cash equivalents	$(1,325)	$867	$462	$(83)

Operating Activities — During 2008, cash was used to satisfy various obligations associated with our emergence from bankruptcy. Cash of $733 was used shortly after emergence to satisfy our payment obligation to VEBAs established to fund non-pension benefits of union retirees. We also made a payment of $53 at emergence to satisfy our obligation to a VEBA established to fund non-pension benefits relating to non-union retirees, with a payment of $2 being made under another union arrangement. Additional bankruptcy emergence-related claim payments during the eleven months ended December 31, 2008 totaled $100.
     Working capital reductions generated $5 of cash ($66 from February to December offset by January usage of $61) to support operating activities during 2008, compared to $83 generated in 2007 and $199 in 2006. Collections of receivables and reductions in inventory levels provided more cash than the declines in accounts payable and other current liabilities used during 2008. In 2007 and 2006, cash from working capital was generated by increases in accounts payable and other liabilities. Operating cash flow in 2007 was also negatively impacted by payments of postretirement medical claims in excess of amounts expensed and by cash paid to settle U.K. pension obligations.
Investing Activities — Various asset sales in 2008 generated $14 of cash in 2008. Divestitures of the engine hard parts, fluid products and trailer axle businesses, the sale of our investment in GETRAG, proceeds from DCC sales and other divestment-related actions provided cash of $609 in 2007. Expenditures for property, plant and equipment in 2008 of $250 are down $4 from last year. DCC cash that was restricted during bankruptcy by a forbearance agreement with DCC noteholders was released in January 2008 as payments were made to the noteholders.
     Financing Activities — At our emergence from bankruptcy, we obtained proceeds of $1,430 under a new Term Facility and obtained a $650 line of credit under a Revolving Facility. We also received $771 of proceeds through the issuance of Series A and Series B shares of preferred stock. All of these proceeds were used in part to repay the $900 outstanding under the DIP Credit Agreement, pay Exit Facility OID costs and fees of $154, and retire the remaining amount owed to DCC noteholders through settlement of DCC’s bankruptcy claim against Prior Dana.
     In October 2008, we borrowed $180 under the Revolving Facility. As discussed above, one of our lenders failed to honor its obligation of $20. The amounts outstanding under the Revolving Facility were repaid in December.
     In November 2008, we amended the Term Facility. We incurred additional fees to the creditors of $24 which are being amortized over the remaining life of the debt. In connection with the amendment, we repaid $150 of the Term Facility. Our financial covenants were adjusted and the interest rate on this facility was increased by 50 basis points. During 2007, we had borrowed an additional $200 under the DIP Credit Agreement. See Note 17 of the notes to our consolidated financial statements in Item 8 for additional information relating to these financing agreements.

Contractual Obligations
We are obligated to make future cash payments in fixed amounts under various agreements. These include payments under our long-term debt agreements, rent payments under operating lease agreements and payments for equipment, other fixed assets and certain raw materials under purchase agreements. The following table summarizes our significant contractual obligations as of December 31, 2008:

		Payments Due by Period
		Less than	1 - 3	4 -5	After
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
Long-term debt (1)	$1,287	$19	$36	$29	$1,203
Interest payments (2)	420	93	142	137	48
Leases (3)	253	43	67	46	97
Unconditional purchase obligations (4)	172	126	29	14	3
Pension benefits (5)	13	13
Retiree healthcare benefits (6)	70	6	14	14	36
Uncertain income tax positions (7)	5	5

Total contractual cash obligations	$2,220	$305	$288	$240	$1,387

Notes:

(1)	Principal payments on long-term debt. Excludes OID and deferred fees which were prepaid.

(2)	These amounts represent future interest payments based on the debt balances at December 31. Payments related to variable rate debt are based on March 6, 2009 interest rates.

(3)	Capital and operating leases related to real estate, vehicles and other assets.

(4)	The unconditional purchase obligations presented are comprised principally of commitments for procurement of fixed assets and the purchase of raw materials. Also included are payments under our long-term agreement with IBM for the outsourcing of certain human resource services.

(5)	These amounts represent estimated 2009 contributions to our global defined benefit pension plans. We have not estimated pension contributions beyond 2009 due to the significant impact that return on plan assets and changes in discount rates might have on such amounts.

(6)	These amounts represent estimated obligations under our non-U.S. retiree healthcare programs. Obligations under the retiree healthcare programs are not fixed commitments and will vary depending on various factors, including the level of participant utilization and inflation. Our estimates of the payments to be made in the future consider recent payment trends and certain of our actuarial assumptions.

(7)	These amounts represent expected payments, with interest, for uncertain tax positions as of December 31, 2008. We are not able to reasonably estimate the timing of the FIN 48 liability in individual years beyond 2009 due to uncertainties in the timing of the effective settlement of tax positions.
     Pursuant to the Plan, we also issued 2.5 million shares of 4.0% Series A Preferred and 5.4 million shares of 4.0% Series B Preferred. Dividend obligations of approximately $8 per quarter will be incurred while all shares of preferred stock are outstanding. The payment of preferred dividends was suspended in November under the terms of our amended Term Facility and may resume when our total leverage ratio as of the most recently completed fiscal quarter is less than or equal to 3.25:1.00. See Note 17 of the notes to our consolidated financial statements in Item 8.

     At December 31, 2008, we maintained cash balances of $76 on deposit with financial institutions to support surety bonds, letters of credit and bank guarantees and to provide credit enhancements for certain lease agreements. These surety bonds enable us to self-insure our workers compensation obligations. We accrue the estimated liability for workers compensation claims, including incurred but not reported claims. Accordingly, no significant impact on our financial condition would result if the surety bonds were called.
Contingencies
     For a summary of litigation and other contingencies, see Note 19 of the notes to our consolidated financial statements in Item 8. We do not believe that any liabilities that may result from these contingencies are reasonably likely to have a material adverse effect on our liquidity or financial condition.
Critical Accounting Estimates
     The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Considerable judgment is often involved in making these determinations. Critical estimates are those that require the most difficult, subjective or complex judgments in the preparation of the financial statements and the accompanying notes. We evaluate these estimates and judgments on a regular basis. We believe our assumptions and estimates are reasonable and appropriate. However, the use of different assumptions could result in significantly different results and actual results could differ from those estimates. The following discussion of accounting estimates is intended to supplement the Summary of Significant Accounting Policies presented as Note 1 of the notes to our consolidated financial statements in Item 8.
Income Taxes — Accounting for income taxes is complex, in part, because we conduct business globally and therefore file income tax returns in numerous tax jurisdictions. Significant judgment is required in determining the income tax provision, uncertain tax positions, deferred tax assets and liabilities and the valuation allowance recorded against our net deferred tax assets. In assessing the recoverability of deferred tax assets, we consider whether it is more likely than not that some or a portion of the deferred tax assets will not be realized. A valuation allowance is provided when, in our judgment, based upon available information, it is more likely than not that a portion of such deferred tax assets will not be realized. To make this assessment, we consider the historical and projected future taxable income or loss in different tax jurisdictions and we review our tax planning strategies. We have recorded a valuation allowance against our U.S. deferred tax assets and U.S. and foreign operating and other loss carryforwards for which utilization is uncertain. Since future financial results may differ from previous estimates, periodic adjustments to our valuation allowance may be necessary.
     In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is less than certain. We are regularly under audit by the various applicable tax authorities. Although the outcome of tax audits is always uncertain, we believe that we have appropriate support for the positions taken on our tax returns and that our annual tax provisions include amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year. See additional discussion of our deferred tax assets and liabilities in Note 21 of the notes to our consolidated financial statements in Item 8.
Retiree Benefits — Accounting for pensions and OPEB involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. These plan expenses and obligations are dependent on assumptions developed by us in consultation with our outside advisors such as actuaries and other consultants and are generally calculated independently of funding requirements. The assumptions used, including inflation, discount rates, investment returns, life expectancies, turnover rates, retirement rates, future compensation levels and health care cost trend rates, have a significant impact on plan expenses and obligations. These assumptions are regularly reviewed and modified when appropriate based on historical experience, current trends and the future outlook. Changes in one or more of the underlying assumptions could result in a material impact to our consolidated financial statements in any given period. If actual experience differs from expectations, our financial position and results of operations in future periods could be affected.

     The inflation assumption is based on an evaluation of external market indicators. Retirement, turnover and mortality rates are based primarily on actual plan experience. Health care cost trend rates are developed based on our actual historical claims experience, the near-term outlook and an assessment of likely long-term trends. For our largest plans, discount rates are based upon the construction of a theoretical bond portfolio, adjusted according to the timing of expected cash flows for the future obligations. A yield curve was developed based on a subset of these high-quality fixed-income investments (those with yields between the 40th and 90th percentiles). The projected cash flows were matched to this yield curve and a present value developed which was then calibrated to develop a single equivalent discount rate. Pension benefits are funded through deposits with trustees that satisfy, at a minimum, the applicable funding regulations. For our largest defined benefit pension plans, expected investment rates of return are based upon input from the plan’s investment advisors and actuary regarding our expected investment portfolio mix, historical rates of return on those assets, projected future asset class returns, the impact of active management and long-term market conditions and inflation expectations. We believe that the long-term asset allocation on average will approximate the targeted allocation and we regularly review the actual asset allocation to periodically rebalance the investments to the targeted allocation when appropriate. OPEB benefits are funded as they become due.
     Actuarial gains or losses may result from changes in assumptions or when actual experience is different from that expected. Under the applicable standards, those gains and losses are not required to be immediately recognized as expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over future periods.
     A change in the pension discount rate of 25 basis points would result in a change in our pension obligations of approximately $43 and a change in pension expense of approximately $1. A 25 basis point change in the rate of return would change pension expense by approximately $4.
     Restructuring actions involving facility closures and employee downsizing and divestitures frequently give rise to adjustments to employee benefit plan obligations, including the recognition of curtailment or settlement gains and losses. Upon the occurrence of these events, the obligations of the employee benefit plans affected by the action are also re-measured based on updated assumptions as of the re-measurement date. See additional discussion of our pension and OPEB obligations in Note 15 of the notes to our consolidated financial statements in Item 8.
Long-lived Asset Impairment — We perform periodic impairment analyses on our long-lived amortizable assets whenever events and circumstances indicate that the carrying amount of such assets may not be recoverable. When indications are present, we compare the estimated future undiscounted net cash flows of the operations to which the assets relate to their carrying amount. If the operations are determined to be unable to recover the carrying amount of their assets, the long-lived assets are written down to their estimated fair value. Fair value is determined based on discounted cash flows, third party appraisals or other methods that provide appropriate estimates of value. A considerable amount of management judgment and assumptions are required in performing the impairment tests, principally in determining whether an adverse event or circumstance has triggered the need for an impairment review and the fair value of the operations. In addition, in all of our segments except Structures and Thermal, a 10% reduction in the projected cash flows or the peer multiples would not result in impairment of long-lived assets including the definite lived intangible assets. In Structures and Thermal, a 5% reduction in the projected cash flows or the peer multiples would result in impairment. While we believe our judgments and assumptions were reasonable, changes in assumptions underlying these estimates could result in a material impact to our consolidated financial statements in any given period.

Goodwill and Indefinite Lived Intangible Assets — We test goodwill and other indefinite-lived intangible assets for impairment as of October 31 of each year for all of our reporting units, or more frequently if events occur or circumstances change that would warrant such a review. We make significant assumptions and estimates about the extent and timing of future cash flows, growth rates and discount rates. The cash flows are estimated over a significant future period of time, which makes those estimates and assumptions subject to a high degree of uncertainty. We also utilize market valuation models which require us to make certain assumptions and estimates regarding the applicability of those models to our assets and businesses. We believe that the assumptions and estimates used to determine the estimated fair values of each of our reporting units were reasonable. In addition, a 30% reduction in the projected cash flows and the peer multiples in the Off-Highway segment would not result in additional impairment in this segment. However, different assumptions could materially affect the results. As described in Note 10 of the notes to our consolidated financial statements in Item 8, we recorded goodwill impairment of $169 in 2008 related to our driveshaft business.
     Indefinite life intangible valuations are generally based on revenue streams. We impaired indefinite life intangibles by $14 in the eleven months ended December 31, 2008. Additional reductions in forecasted revenue could result in additional impairment.
Warranty — Costs related to product warranty obligations are estimated and accrued at the time of sale with a charge against cost of sales. Warranty accruals are evaluated and adjusted as appropriate based on occurrences giving rise to potential warranty exposure and associated experience. Warranty accruals and adjustments require significant judgment, including a determination of our involvement in the matter giving rise to the potential warranty issue or claim, our contractual requirements, estimates of units requiring repair and estimates of repair costs. If actual experience differs from expectations, our financial position and results of operations in future periods could be affected.
Contingency Reserves — We have numerous other loss exposures, such as environmental claims, product liability and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment in regards to risk exposure and ultimate liability. We estimate losses under the programs using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss.
Fresh Start Accounting — As required by GAAP, in connection with emergence from Chapter 11, we adopted the fresh start accounting provisions of SOP 90-7 effective February 1, 2008. Under SOP 90-7, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of Dana immediately after restructuring. The reorganization value is allocated to the respective fair value of assets. The excess reorganization value over the fair value of identified tangible and intangible assets is recorded as goodwill. Liabilities, other than deferred taxes, are stated at present values of amounts expected to be paid.
     Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations. Where the foregoing were not available, industry data and trends or references to relevant market rates and transactions were used. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Moreover, the market value of our common stock may differ materially from the fresh start equity valuation.